Exhibit 99.1

CONTACT:	Robert Atkinson, Tween Brands Phone 614-775-3739
Tween Brands Reports Third Quarter Sales and Earnings
NEW ALBANY, Ohio; November 19, 2007 — Tween Brands, Inc. (NYSE: TWB), today reported its operating results for the third quarter that began August 5, 2007 and ended November 3, 2007. As compared to the results for the third quarter 2006 that began July 30, 2006 and ended October 28, 2006:
•	Net sales increased 13% to $260.9 million from $230.5 million, attributable to an increase of 123 stores and a 4% comparable store sales increase;

•	Comparable store sales increased 4%, composed of a 17% increase for Justice and a 1% increase for Limited Too. Comparable store sales for the quarter were driven by a strong August in both brands, primarily attributable to the shift in back to school dates, followed by negative comparable store sales at Limited Too in September and October;

•	As expected, gross income as a rate of sales declined 410 basis points primarily due to Limited Too’s recognition of a higher proportion of planned seasonal markdowns and higher buying and occupancy costs;

•	Store operating, general and administrative expenses as a rate of sales increased 60 basis points principally related to Limited Too’s higher store and direct-to-customer expenses;

•	Net income for the 2007 quarter was $13.0 million, or $0.46 per diluted share, within the range of the company’s previous guidance. Tween Brands reported net income of $19.0 million, or $0.58 per diluted share for the 2006 period; and

•	Total inventories at the end of the 2007 quarter were down 3% per square foot at cost compared to inventories at the end of the 2006 period, while in-store inventories were down 8% per square foot at cost, favorable to the company’s previous guidance. The difference is attributable to increases in non-store inventories primarily from directly sourced inventory in-transit and Limited Too e-commerce inventory.
Share Repurchase
During the third quarter, Tween Brands repurchased $175 million of its common shares. Of this amount, approximately $143.3 million was reacquired under a previously disclosed accelerated share repurchase program. An additional $31.7 million was reacquired under the same authorization approved by the Board of Directors in

September 2007. The company still has $148.3 million remaining under a separate authorization approved by the Board in May 2007.
Since the original share repurchase was authorized by the Board of Directors in November 2004, the company has reacquired more than $355 million of its common shares.
Fourth Quarter Outlook
Tween Brands said that it now expects earnings per diluted share for the fourth quarter ending February 2, 2008 to be in the range of $0.98 to $1.08, 4% to 5% below its previous guidance of $1.03 to $1.13. The company reported fourth quarter 2006 earnings per share of $0.86 per diluted share.
The company said that its more conservative outlook for the fourth quarter reflects its latest expectations for a slower holiday season than had been previously anticipated. The company added that its range of earnings projected for the fourth quarter assumes a low single digit percentage increase in comparable store sales, a lower gross income rate, higher store operating, general and administrative expenses as a rate of sales and a higher effective income tax rate compared to fourth quarter 2006.
“While our early November sales are encouraging, we believe it is prudent to moderate our earnings expectations for the holiday season based on what appears to be a challenging retail environment, ”said Tween Brands CEO Mike Rayden. “The competition for customer attention is already resulting in an increased level of promotion, exerting more pressure on operating margins.”
Tween Brands Store Growth
Justice opened 33 stores during the third quarter 2007, ending the period at 246 stores, an increase of 105 stores on the 141 open at end of third quarter 2006. Justice expects to open 15 stores during the fourth quarter, for a total of 102 new openings during 2007.
Limited Too opened 18 new, closed 3 and remodeled 6 existing stores, ending the period at 588 stores.
Conference Call and Webcast
Tween Brands will host a conference call with security analysts beginning at 9:00 a.m. Eastern time today, November 19, 2007, to review the operating results for the third quarter ended November 3, 2007. Interested participants can call 888/224-1005 a few minutes before the 9:00 a.m. start in order to be placed in queue. The conference call passcode is 7470143. This call is also being webcast by Thomson and is being distributed over their investor distribution network. Individual investors can listen to the webcast at www.earnings.com. Institutional investors can access the webcast at www.streetevents.com. The webcast will also be available at Tween Brands’ corporate Web site, www.tweenbrands.com.
About Tween Brands, Inc.
Tween Brands, Inc. is a leading specialty retailer for tweens (ages 7 to 14). At Limited Too, the company sells sportswear, related accessories and key lifestyle items for active,

fashion-aware tween girls. Limited Too currently operates 593 stores across the United States, and has 25 international franchised stores. Limited Too publishes a catazine coinciding with key tween shopping times throughout the year and conducts e-commerce on its Web site, www.limitedtoo.com.
Justice is the company’s newer specialty retail concept for tween girls, offering moderately-priced sportswear, accessories and lifestyle items in predominantly off-the-mall store sites. Justice also publishes a catazine for its tween customers and currently operates 254 stores across the United States, the locations of which can be found on their Web site, www.justicejustforgirls.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains various “forward-looking statements” specifically related to the company’s financial performance and store growth for fiscal 2007, within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “target,” “predict,” “believe,” “intend,” “plan,” “expect,” “hope,” “risk,” “could,” “pro forma,” “potential,” “prospects,” “outlook,” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results for 2007 to differ materially from those expressed. The following factors, among others, could affect our future financial performance and cause actual future results to differ materially from those expressed or implied in any forward-looking statements included in this press release: changes in consumer spending patterns, consumer preferences and overall economic conditions; decline in the demand for our merchandise; the impact of competition and pricing; the effectiveness of our brand awareness and marketing programs; a significant change in the regulatory environment applicable to our business; risks associated with our sourcing and logistics functions; the impact of modifying and implementing new information technology systems; changes in existing or potential trade restrictions, duties, tariffs or quotas; currency and exchange risks; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire and train associates; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of our vendors in Asia and elsewhere; acts of terrorism in the U.S. or worldwide; and other risks that may be described in other reports and filings we make with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included here will prove to be accurate. The inclusion of forward-looking statements should not be regarded a representation by us, or any other person, that our objectives will be achieved. The forward-looking statements made herein are based on information presently available to us, as the management of the company. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
Company home page: www.tweenbrands.com

Tween Brands, Inc.
Consolidated Statements of Operations
For the Thirteen Weeks Ended November 3, 2007 and October 28, 2006
(unaudited, in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	November 3,	% of	October 28,	% of
	2007	Sales	2006	Sales
Net sales	$260,910	100.0%	$230,481	100.0%
Cost of goods sold, including buying and occupancy costs	166,984	64.0%	137,986	59.9%

Gross income	93,926	36.0%	92,495	40.1%
Store operating, general and administrative expenses	72,699	27.9%	62,999	27.3%

Operating income	21,227	8.1%	29,496	12.8%
Interest (expense)/income, net	(803)	(0.3%)	1,085	0.5%

Earnings before income taxes	20,424	7.8%	30,581	13.3%
Provision for income taxes	7,422	2.8%	11,577	5.1%

Net Income	$13,002	5.0%	$19,004	8.2%

Net income per share:
Basic	$0.47		$0.59

Diluted	$0.46		$0.58

Weighted average common shares:
Basic	27,586		32,188

Diluted	28,249		32,883

Tween Brands, Inc.
Consolidated Statements of Operations
For the Thirty-Nine Weeks Ended November 3, 2007 and October 28, 2006
(unaudited, in thousands, except per share amounts)

	Thirty-Nine Weeks Ended		Thirty-Nine Weeks Ended
	November 3,	% of	October 28,	% of
	2007	Sales	2006	Sales
Net sales	$697,841	100.0%	$611,418	100.0%
Cost of goods sold, including buying and occupancy costs	450,849	64.6%	382,355	62.5%

Gross income	246,992	35.4%	229,063	37.5%
Store operating, general and administrative expenses	205,613	29.5%	174,900	28.6%

Operating income	41,379	5.9%	54,163	8.9%
Interest income, net	838	0.1%	3,683	0.6%

Earnings before income taxes	42,217	6.0%	57,846	9.5%
Provision for income taxes	14,642	2.0%	21,241	3.5%

Net Income	$27,575	4.0%	$36,605	6.0%

Net income per share:
Basic	$0.92		$1.12

Diluted	$0.91		$1.10

Weighted average common shares:
Basic	29,845		32,679

Diluted	30,438		33,338

Tween Brands, Inc.
Consolidated Balance Sheets
As of November 3, 2007 and February 3, 2007
(unaudited, in thousands, except share amounts)

	November 3,	February 3,
	2007	2007
ASSETS
Current Assets:
Cash and equivalents	$42,669	$48,394
Investments	11,750	99,164
Restricted assets	1,268	1,235
Accounts receivable, net	21,889	13,878
Inventories, net	130,237	91,742
Store supplies	15,322	14,806
Prepaid expenses and other current assets	15,562	15,236

Total current assets	238,697	284,455
Property and equipment, net	295,337	235,516
Long-term investments	2,465	17,054
Deferred income taxes	10,330	8,166
Assets held in trust and other	26,600	24,486

Total assets	$573,429	$569,677

LIABILITIES
Current Liabilities:
Accounts payable	$47,977	$37,150
Accrued expenses	50,150	38,849
Deferred revenue	11,715	13,584
Income taxes payable	480	20,879

Total current liabilities	110,322	110,462

Long term debt	175,000	—
Deferred tenant allowances from landlords	66,101	53,687
Supplemental retirement and deferred compensation liability	22,895	20,362
Accrued straight-line rent and other	26,877	13,840
Commitments and contingencies
SHAREHOLDERS’ EQUITY
Preferred stock, $.01 par value, 50 million shares authorized
Common stock, $.01 par value, 100 million shares authorized, 36.9 million and 36.6 million shares issued, 24.7 million and 32.1 million shares outstanding at November 3, 2007 and February 3, 2007, respectively	369	366
Treasury stock, at cost, 12.3 million and 4.5 million shares at November 3, 2007 and February 3, 2007, respectively	(356,437)	(120,554)
Paid in capital	185,192	173,394
Retained earnings	343,110	318,120

Total shareholders’ equity	172,234	371,326

Total liabilities and shareholders’ equity	$573,429	$569,677

Tween Brands, Inc.
Other Financial and Store Operating Information
(unaudited, dollars in thousands)

	Thirteen Weeks Ended			Thirty-Nine Weeks Ended
	November 3,	October 28,	%	November 3,	October 28,	%
	2007	2006	Change	2007	2006	Change
Gross income	$93,926	$92,495	2%	$246,992	$229,063	8%
Gross income as percentage of net sales	36.0%	40.1%		35.4%	37.5%
Depreciation	$10,062	7,927	27%	$27,276	23,123	18%
Amortization of tenant allowances	$(2,449)	$(2,150)		$(7,014)	$(6,154)
Capital expenditures	$31,360	24,779		$86,316	50,096
Number of stores:
Beginning of period	786	681		722	666
Opened	51	30		119	57
Closed	(3)	—		(7)	(12)

End of period	834	711		834	711

Number of Limited Too stores	588	570		588	570
Number of Justice stores	246	141		246	141
Total gross square feet at period end (thousands)	3,467	2,963		3,467	2,963
Comparable store sales % change	4%	4%		2%	8%
Limited Too stores	1%	1%		-1%	6%
Justice stores	17%	35%		17%	33%